Exhibit 10.2

EXECUTION COPY

AMENDMENT TO THE DISTRIBUTION AGREEMENT

This Amendment (this “Amendment”) is made and entered into as of October 13, 2009, by and among Agrium U.S., a Colorado corporation (“Agrium U.S.”) and a wholly-owned subsidiary of Agrium Inc., a corporation governed by the Canada Business Corporation Act (“Agrium Inc.”), Rentech Development Corporation, a Colorado corporation (“Rentech”) and Rentech Energy Midwest Corporation, a Delaware corporation (“REMC”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Distribution Agreement (as defined below).

RECITALS

WHEREAS, Agrium U.S. has directly or indirectly, as a successor-in-interest, certain of the rights, title and interest in, to and under that certain Distribution Agreement, dated as of April 26, 2006, by and among Agrium U.S. (as successor to Royster-Clark Resources LLC, a Delaware limited company), and Rentech, as amended from time to time (the “Distribution Agreement”):

WHEREAS, concurrently with the execution of this Amendment, Rentech wishes to assign, convey or otherwise transfer all of its rights, title and interest under the Distribution Agreement to REMC in accordance with Section 8.2 of the Distribution Agreement:

WHEREAS, Agrium Inc. is currently undergoing discussions with the Federal Trade Commission (the “FTC”) and the Canadian Bureau of Competition in connection with Agrium Inc.’s unsolicited proposal to acquire of CF Industries Holdings, Inc. (“CF”):

WHEREAS, in connection with Agrium Inc.’s proposed acquisition of CF, Agrium U.S. wishes and agrees to amend the Distribution Agreement as contemplated by the terms and subject to the conditions of this Amendment; and

WHEREAS, each of Rentech and REMC wishes and agrees to amend the Distribution Agreement as contemplated by the terms and subject to the conditions of this Amendment.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing, and for other good and valuable consideration, the receipt of which is hereby acknowledged each of Agrium U.S., Rentech and REMC hereby agrees as follows:

1. Termination of Article I and Article II of the Distribution Agreement. Notwithstanding anything contained in the Distribution Agreement to the contrary and upon the terms and subject to the conditions of this Amendment (but subject to Section 2 below), concurrently with the closing of Agrium Inc.’s proposed acquisition of CF which closing shall be deemed to have occurred concurrently with Agrium Inc.’s acquisition of a majority of the issued and outstanding shares of common stock of CF (on a fully diluted basis), whether by a merger or an exchange offer (the “Closing”) (such time is referred to herein as the “Effective Time”), each of Agrium U.S.’s, Rentech’s and REMC’s rights (including distribution and marketing rights), obligations and interests in, to and under Article I (Appointment and Terms of Distribution) and Article II (Purchase Orders, Price, Payment and Delivery Terms) of the Distribution Agreement shall be terminated.

2. Payment Survival.

Notwithstanding Section 1 above:

a. Agrium U.S.’s, Rentech’s and REMC’s rights, obligations and interests in, to and under Article I and Article II of the Distribution Agreement with respect to any and all outstanding amounts payable or receivable (including, without limitation, any Applicable Commission or assumption of credit risk), as applicable, as of immediately prior to the Effective Time, shall survive the termination contemplated by this Amendment and shall continue to be in full force and effect until such outstanding amounts are paid in full by the applicable party herein.

b. It is hereby acknowledged and agreed that (i) in the event the Effective Time occurs on any date other than April 25, 2010 (or April 25, 2011, as applicable), the maximum amount of the Applicable Commission to be paid pursuant to Section 2.3 of the Distribution Agreement (i.e., $5,000,000 with respect to any twelve month period commencing on April 26 of a year and ending on April 25 of the next succeeding year) shall be pro rated to reflect the fact that the termination of the provisions of Article I and Article II of the Distribution Agreement pursuant to this Amendment occurred on a date that is other than April 25, 2010 (or April 25, 2011, as applicable), (ii) to the extent applicable, the parties agree to reconcile between the actual amount of Applicable Commission already paid during, or to be paid with respect to, the period starting on April 26, 2009 (or April 26, 2010, respectively) and ending at the Effective Time and the adjusted amount of the Applicable Commission (as adjusted pursuant to clause (i) above) (i.e., Agrium U.S. shall refund to REMC any amount of the Applicable Commission paid during, or to be paid with respect to such period which were in excess of the adjusted maximum amount of the Applicable Commission (as adjusted pursuant to clause (i) above)), and (iii) any outstanding amounts payable or receivable under Article I and Article II of the Distribution Agreement (including with respect to the Applicable Commission, as adjusted, as contemplated by clauses (i) and (ii) above) shall be paid in accordance with the terms and conditions of the Distribution Agreement.

c. Agrium U.S.’s, Rentech’s and REMC’s rights (including distribution and marketing rights), obligations and interests in to and under Article I and Article II of the Distribution Agreement with respect to any and all purchase orders governing any Facility Products which are outstanding immediately prior to the Effective Time shall survive the termination contemplated by this Amendment and shall continue to be in full force and effect until such purchase orders are fully satisfied in accordance with their terms and conditions.

3. Use of Ammonia and UAN railcars by REMC.

a. During the period between the Effective Time and December 31, 2010, Agrium U.S. (i) shall maintain ten (10) ammonia railcars and ten (10) UAN railcars and (ii) shall make such railcars available for use by REMC, at REMC’s option (which option must be exercised within ten (10) business days after the Effective Time), in the Facility, in each case, subject to the terms and conditions of the applicable lease agreement(s) governing such railcars between Agrium U.S. and the applicable leasing company. REMC hereby acknowledges and agrees to operate and maintain such railcars in accordance with the terms and conditions of the applicable lease agreement(s) governing such railcars between Agrium U.S. and the applicable leasing company. Subject to the terms and conditions of the applicable lease agreement(s), Agrium U.S. shall provide REMC with a copy of the applicable lease agreement(s) not later than ten (10) business days following the date hereof.

b. During the period between January 1, 2011 and December 31, 2015, Agrium U.S. shall maintain ten (10) ammonia railcars and REMC may at REMC’s option (which option must be exercised not later than December 15, 2010), for the entire duration of such period, sublease such ten (10) ammonia railcars from Agrium U.S., in each case, subject to the terms and conditions contained in the applicable lease agreement(s) governing such railcars between Agrium U.S. and the applicable leasing company. The terms and conditions of such sublease agreement(s) between Agrium U.S. and REMC (including the consideration to be paid in connection with REMC’s sublease of such ten (10) ammonia railcars) shall be on a fully-net basis (so that all the costs and expenses incurred by Agrium U.S. in connection with the applicable lease agreement(s) with the applicable leasing company shall be paid in full by REMC) and shall reflect the same terms and conditions contained in the underlying lease agreement(s) between Agrium U.S. and the applicable leasing company, as applicable. To the extent different than the lease agreement(s) previously provided to REMC in accordance with Section 3(a) above, and subject to the terms and conditions of the applicable lease agreement(s), Agrium U.S. shall provide REMC with a copy of the applicable lease agreement(s) not later than December 1, 2010.

c. Subject to applicable law, Agrium U.S. shall use its commercially reasonable efforts to take all actions (reasonably within Agrium U.S.’s control) which may be necessary to provide REMC with the full benefit of such applicable lease agreement(s) referred to in Section 3(a) and Section 3(b) above, as applicable (including, to the extent requested by REMC, extending the term thereof until December 31, 2010 and December 31, 2015, as applicable) as they relate to such railcars.

d. Upon REMC’s exercise of its option pursuant to Section 3(a) and/or Section 3(b) above, as applicable, and subject to the terms and conditions of the applicable lease agreement(s) governing such railcars between Agrium U.S. and the applicable leasing company. Agrium U.S. shall permit REMC to exclusively direct and manage all operations, administrative matters, contract management (including amendments), negotiations, claims, bankruptcy or other proceedings involving such lease agreement(s) as they relate to the railcars utilized by REMC. Agrium U.S. shall promptly pay REMC any amounts received in connection with any such lease agreement(s) referred to in Section 3(a) and Section 3(b) above, as applicable, as they relate to such railcars being utilized by REMC during the option periods contemplated under Section 3(a) and Section 3(b) above, as applicable. Agrium U.S. shall also, at Agrium U.S.’s expense: (i) comply with any reasonable lawful instruction provided by REMC in respect of the applicable lease agreement(s) as they relate to the railcars utilized by REMC; (ii) refrain from incurring any costs under such lease agreement(s) which were not scheduled to be paid pursuant to the applicable lease agreement(s); and (iii) provide any relevant information, as reasonably requested by REMC, in connection with any such lease agreements(s) as they relate to the railcars being utilized by REMC. Agrium U.S. further agrees to not amend, modify, terminate, extend or grant any waivers under any applicable lease agreement as they relate to the railcars being utilized by REMC without REMC’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned).

e. To the extent REMC exercises the option referred to in Section 3(a) and/or Section 3(b) above, REMC shall indemnify Agrium U.S. and its affiliates for, and hold Agrium U.S. and its affiliates harmless from, all Losses arising out of, resulting from or otherwise in respect of REMC’s use and maintenance of any of the railcars referred to in Section 3(a) and/or Section 3(b) above, as applicable, and shall reimburse such persons from and against and with respect to all Losses resulting or arising thereunder REMC shall not be required to indemnify Agrium U.S. and its affiliates for Losses to the extent arising out of, or resulting from. Agrium U.S. or any its affiliates’ intentional acts, omissions or negligence or non-compliance with this Section 3. “Losses” shall mean any and all losses, injuries, damages, deficiencies, claims, liabilities, costs (including reasonable legal and other costs), penalties, interest, expenses and obligations; provided, however, that Losses shall not include punitive, exemplary, remote or speculative damages, except to the extend paid by Agrium U.S. or its affiliates to a third party.

4. Extension of the Storage Term pursuant to Article III of the Distribution Agreement.

a. Notwithstanding anything contained in the Distribution Agreement to the contrary and upon the terms and subject to the conditions of this Amendment, concurrently with the Closing, Article III (Terminal Services) of the Distribution Agreement shall be amended such that Agrium U.S. shall grant REMC an option to extend the Storage Term of the Terminal Services in the NIOTA Facility for an additional five (5) year period starting on July 1, 2016 and ending on June 30, 2021, which extended Storage Term shall continue to be subject to the terms and conditions currently in effect under the Distribution Agreement.

b. REMC shall have the right to exercise such option contemplated by Section 4(a) of this Amendment upon a written notice to Agrium U.S., which written notice shall be delivered to Agrium U.S. no later then the end of business day on March 31, 2016.

c. Except as provided in this Section 4 and Section 9, the provisions of Article III shall remain unchanged during such additional five (5) year period.

5. Transitional Services. During the period between the Effective Time and six (6) months thereafter, at no cost to REMC. Agrium U.S. shall provide REMC with transitional marketing (including the provision of detailed customer lists, customer contact information and customer account history), customer service and related IT support, in each case, only with respect to the marketing and sale of Products from the Facility and the storage of the same (the “Transitional Services”). Agrium U.S. shall provide the Transitional Services in a manner consistent with Agrium U.S.’s internal practices prior to the Closing and otherwise in a manner intended to facilitate the transfer of responsibility over the marketing of Product produced at the Facility from Agrium U.S. to REMC as contemplated hereby. Nothing in this Section 5 shall require Agrium U.S. to perform, or cause any third party to perform, such Transitional Services in a manner that would constitute a violation of any law. REMC shall indemnify Agrium U.S. and its affiliates for, and hold Agrium U.S. and its affiliates harmless from, all Losses arising out of, resulting from or otherwise in respect of negligent actions or willful misconduct by REMC or its subsidiaries, agents, employees or affiliates with respect to the receipt of the Transitional Services or that otherwise damage Agrium U.S.’s property, facilities, equipment or other infrastructure used in the provision of such Transitional Services.

6. Additional Terminal Services.

a. If the Effective Time occurs on or before June 30, 2010, then during the period between July 1, 2010 and June 30, 2015. Agrium U.S. shall provide REMC with additional 7,500 tons of ammonia storage capacity per year at one of the following facilities (as determined by Agrium U.S.): (i) CF’s facility located in Albany, Illinois, which facility is to be acquired at the Closing, or (ii) CF’s facility located in Kingston Mines, Illinois, which facility is to be acquired at the Closing (the facility selected, the “Additional Storage Facility”).

b. If the Effective Time occurs after June 30. 2010, then during the period between July 1, 2011 and June 30, 2016, Agrium U.S. shall provide REMC with additional 7.500 tons of ammonia storage capacity per year at the Additional Storage Facility. In addition. Agrium U.S. and REMC may mutually agree upon an arrangement for Agrium U.S. to provide REMC with additional 7.500 tons of ammonia storage capacity at the Additional Storage Facility during the period between the Effective Time and June 30, 2011.

c. Agrium U.S. shall also grant REMC an option to extend the use of the Additional Storage Facility (as contemplated by Section 6(a) or Section 6(b) above, as applicable) for an additional four (4) year period: (i) starting on July 1, 2015 and ending on June 30, 2019 in the event the Additional Storage Facility is utilized pursuant to Section 6(a) and (ii) starting on July 1, 2016 and ending on June 30, 2020 in the event the Additional Storage Facility is utilized pursuant to Section 6(b).

d. Except as provided in this Amendment, the terms and conditions of the terminal services to be provided by Agrium U.S. with respect to the Additional Storage Facility shall reflect the same terms and conditions currently in effect under Article III of the Distribution Agreement with respect to the NIOTA Facility, as applicable; provided, however, that such terms and conditions shall be adjusted pro rata to reflect 7,500 tons of ammonia storage capacity per year to be used in the Additional Storage Facility relative to the storage capacity per year as currently in effect under the Distribution Agreement with respect to the NIOTA Facility. For the avoidance of doubt, except as otherwise expressly provided herein, with respect to storage at the Additional Storage Facility (including level of service, freight costs, failure to receive ammonia, risk of loss and access), all references to “NIOTA Facility” in Article III of the Distribution Agreement (e.g., Section 3.5, 3.6, 3.7, 3.8 and 3.9 of the Distribution Agreement) shall be deemed to refer to the Additional Storage Facility.

e. Notwithstanding anything in this Section 6 to the contrary, the terminal services fees with respect to the Additional Storage Facility to be paid by REMC to Agrium U.S. shall be equal to (i) the direct on-site, full operating costs (whether fixed and/or variable) per tonne charged at the NIOTA facility (assuming the entire NIOTA facility is being utilized and determined in a manner consistent with the methodologies set forth in the Distribution Agreement, as amended hereby) multiplied by the number of tonnes utilized by REMC at the Additional Storage Facility plus (ii) a $12,500 per month fixed fee.

7. Future Agreements with respect to Ammonia Barges. To the extent REMC, during any period which is outside of the ammonia application season, determines that it needs to transport ammonia products from the Facility to either the NIOTA Facility or the Additional Storage Facility, Agrium U.S. agrees to enter into negotiations with REMC, in good faith, seeking to reach agreements (containing commercially reasonable terms and conditions) with respect to the usage by REMC of Agrium U.S.’s available and unused, if existing, ammonia barges capacity.

8. Consideration. If the Effective Time occurs and in addition to any payment by REMC or any of its affiliates to Agrium U.S. or any of its affiliates pursuant to the terms of the Distribution Agreement, as amended herein, as a consideration for the amendments, terminations, transactions and services contemplated by this Amendment, REMC agrees to pay Agrium U.S. (a) in the event the Effective Time occurs prior to October 1, 2010, an amount equal to U.S.$2,000,000 on each of January 1, 2011, 2012, 2013 and 2014 (such that the total consideration to be paid shall equal U.S.$8,000,000), or (b) in the event the Effective Time occurs on or after October 1, 2010, an amount equal to U.S.$2,000,000 on each of January 1, 2012, 2013 and 2014 (such that the total consideration to be paid shall equal U.S.$6,000,000).

9. Assignment of the Distribution Agreement to REMC. Notwithstanding anything in Section 11 of this Amendment to the contrary, concurrently with the execution of this Amendment, Rentech is hereby assigning, conveying or otherwise transferring its rights, title and interest under the Distribution Agreement to REMC in accordance with Section 8.2 of the Distribution Agreement. Notwithstanding anything herein to the contrary. Agrium U.S. consents to and acknowledges this assignment and the parties hereby agree that this Section 9 shall survive any termination of this Amendment.

10. Definition of the term “Pro Rata Share” in the Distribution Agreement.

a. Notwithstanding anything in this Amendment to the contrary, Agrium U.S., Rentech and REMC hereby agree that the definition of the term “Pro Rata Share” in Article III of the Distribution Agreement shall be amended to add the following phrase at the end of the definition thereof: “; provided, however, that the Pro Rata Share shall not exceed a fraction, expressed as a percentage, the numerator of which shall be equal to the Current Limit and the denominator of which shall be equal to the Maximum SQ.”

b. Notwithstanding anything in Section 11 below to the contrary, the amendment of the term “Pro Rata Share” as contemplated in Section 10(a) above shall become effective concurrently with the execution of this Amendment.

c. Notwithstanding anything in this Amendment to the contrary, Agrium U.S., Rentech and REMC hereby agree that this Section 10 shall survive any termination of this Amendment.

11. Conditions to Effectiveness of this Amendment. Except with respect to Section 9 and Section 10, which shall become effective immediately as of the date hereof, the consummation of the transactions contemplated by this Amendment and the occurrence of the Effective Time shall be conditioned on (i) the approval of this Amendment by the FTC in connection with Agrium Inc.’s proposed acquisition of CF (the “FTC Approval”) and (ii) the occurrence of the Closing. Agrium U.S. hereby agrees to provide Rentech and REMC with (a) a notice of the receipt of the FTC Approval by Agrium Inc., which notice shall be provided to Rentech and REMC within three (3) business days following the receipt of such FTC Approval, (b) a notice of the anticipated date on which the Effective Time is expected to occur, which notice shall be provided to Rentech and REMC reasonably in advance of such date and (c) a written notice of the occurrence of the Closing, which notice shall be provide to Rentech and REMC within three (3) business days after the Closing.

12. Further Assurances.

a. Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to effect the transactions contemplated by this Amendment.

b. Immediately following the execution of this Amendment, each of Rentech and REMC shall use commercially reasonable efforts to work expeditiously and cooperatively with Agrium Inc. and the FTC to obtain the FTC Approval, including provision of information, documents, and materials to the FTC as requested by same.

c. Notwithstanding anything in Section 12(b) above to the contrary, under no circumstances shall Rentech or REMC be obligated to provide any non-public information, documents, or materials to Agrium U.S., the FTC or any other person without the prior consent of Rentech or REMC (which consent shall not be unreasonably withheld, delayed or conditioned) and if such provision would otherwise violate any applicable securities laws.

13. Termination. This Amendment shall be terminated (i) by a mutual written consent of all of the parties hereto, (ii) at Agrium U.S.’s option, on or after October 31. 2009, if the FTC Approval shall not have been obtained by such date, or (iii) at REMC’s option, on or after April 25, 2011, if the Effective Time shall not have occurred by such date. Section 9 (Assignment of the Distribution Agreement to REMC). Section 10 (Definition of the term “Pro Rata Share” in the Distribution Agreement) and Section 17 (Expenses) shall survive any termination of this Amendment.

14. Assignment of Storage Facilities. Notwithstanding anything contained in the Distribution Agreement to the contrary, at any time following the Effective Time. Agrium U.S. shall have the right to assign, sell, convey or otherwise transfer (“Transfer”) all of its rights, title, benefit and interest in the NIOTA Facility and the Additional Storage Facility together with its rights and obligations under the Distribution Agreement and this Amendment with respect to the NIOTA Facility and the Additional Storage Facility, as applicable, to any third party; provided, however, that such Transfer (other than a Transfer to (i) one or more of Agrium U.S.’s affiliates, which Transfer shall include the Transfer of all of Agrium U.S.’s rights and obligations under the Distribution Agreement, as amended pursuant to the terms of this Amendment, or (ii) any of Agrium U.S.’s or its affiliates’ senior lenders as collateral to secure the performance of their respective obligations to such senior lender, as applicable, which Transfer referred to in clauses (i) and (ii) shall not require the consent of REMC) shall be subject to the prior written consent of REMC. which consent shall not be unreasonably withheld, conditioned or delayed. No such Transfer shall be effective unless and until REMC receives (A) notice of the same and (B) confirmation from the transferee of its agreement to be bound by the terms of the Distribution Agreement.

15. Confidentiality.

a. Each party agrees to keep confidential, and not to disclose or allow disclosure by any of its representatives to others of any portion of the terms of this Amendment (including, its existence), except to its representatives on a need to know basis after they have agreed to be bound by the terms of this Section 15.

b. Notwithstanding the foregoing, in the event either party is advised by counsel that such party is required by law (including in any filings made by such party with (i) the Securities and Exchange Commission, (ii) a Canadian securities regulatory authority or (iii) any national securities exchange) to make any public disclosure of any of the terms of this Amendment (including, its existence), such party may make such public disclosure. Notwithstanding anything to the contrary contained in this Amendment or the Distribution Agreement, Agrium U.S. and its affiliates (including Agrium Inc.) and their respective representatives may disclose to the Canadian Competition Bureau and the FTC the terms of this Amendment (including, its existence).

c. The agreement by Rentech and REMC to provide information to the FTC and the consent to disclosures by Agrium U.S. and Agrium Inc. to the FTC are based upon the understanding by Rentech and REMC that the FTC is generally bound by statute and/or regulations to prevent public disclosure of such information to the extent it is confidential.

16. Effect on the Distribution Agreement. Except as explicitly set forth in this Amendment, all the terms and conditions of the Distribution Agreement shall survive the Effective Time and shall continue to be in full force and effect thereafter. Except as explicitly set forth in this Amendment, in the event this Amendment is terminated in accordance with its terms, upon such termination, the Distribution Agreement, including all such terms and conditions contemplated to be amended by this Amendment, shall continue to be in full force and effect as if this Amendment had never been entered into. Except as explicitly set forth in this Amendment, from and after the Effective Time and until this Amendment is terminated in accordance with its terms and conditions, in the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Distribution Agreement, the terms and conditions of this Amendment shall constitute the agreement between the parties herein and shall supersede the agreements contained in the Distribution Agreement.

17. Expenses. Whether or not the transactions contemplated by this Amendment are consummated, all costs and expenses incurred in connection with the transactions contemplated by this Amendment and this Amendment will be paid by the party incurring or requited to incur such expenses.

18. Notices. All notices, requests, demands and other communications made hereunder shall be in wiring and shall be deemed duly given on the date of receipt if personally delivered (or sent by facsimile) or five days after mailing if sent by mail, postage prepaid, to the addresses set forth below or to such other address or person as either party may designate by notice to the other parties hereunder:

If to Agrium U.S., to:	Agrium U.S.
c/o 13131 Lake Fraser Drive S.E.
Calgary, Alberta
Canada T2J 7E8
Fax: (403) 225-7610
Attention: Joni R. Paulus.

If to Rentech, to:	Rentech Development Corporation
10877 Wilshire Blvd., Suite 710
Los Angeles, CA 90024
Fax: (310) 208-7165
Attention: Dan Cohrs

If to REMC, to:	Rentech Energy Midwest Corporation
16675 Highway 20 West
East Dubuque, IL 61025
Fax: (815) 747-3110
Attention: John Ambrose

19. Power and Authority. Rentech and REMC, jointly and severally, represent and warrant that (a) each has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and (b) this Amendment constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms. Agrium U.S. represents and warrants that (a) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and (b) this Amendment constitutes the legal, valid and binding obligation of Agrium U.S., enforceable in accordance with its terms.

20. Governing Law; Consent to Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles of such State. To the fullest extent permitted by applicable law. each of the parties herein hereby unconditionally and irrevocable waives any claim to assert that the law of any other jurisdiction governs this Amendment. Each of the parties herein agrees and consents to be subject to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and in the absence of such Federal jurisdiction, the parties herein consent to be subject to the exclusive jurisdiction of a court of The State of New York located in such district and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties herein (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Amendment or any of the transactions contemplated hereby other in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

21. WAIVER OF JURY TRAIL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AMENDMENT. EACH PARTY HEREBY CERTIFIES THAT NONE OF THE OTHER PARTIES, ITS SENIOR MANAGEMENT OR ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE. THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTIES RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO SUCH PARTY TO ENTER INTO THIS AMENDMENT.

22. Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written

AGRIUM U.S., INC.

By:	/s/ Bruce Waterman
	Name:	Bruce Waterman
	Title:	SVP, Finance and CFO

By:	/s/ Kevin Helash
	Name:	Kevin Helash
	Title:	VP, Marketing & Distribution

RENTECH DEVELOPMENT CORPORATION

By:	/s/ Dan Cohrs
	Name:	Dan Cohrs
	Title:	CFO

RENTECH ENERGY MIDWEST CORPORATION

By:	/s/ John Ambrose
	Name:	John Ambrose
	Title:	President

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